Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 20, 2026 relating to the consolidated financial statements of Neptune REM LLC as of December 31, 2025 and 2024 and for the years then ended and the financial statements of each of Neptune REM LLC’s listed series as of December 31, 2025 and 2024 and for the years then ended.

/s/ Artesian CPA, LLC

Denver, CO

May 22, 2026

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com